SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2007

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

In March 2004 the Company issued $230 million of 2% convertible senior notes (the “Notes”) maturing in 2024. The Notes indenture permits noteholders to convert the Notes into shares of the Company’s common stock at a conversion rate of 83.5609 shares per one thousand dollars in principal amount of the Notes. The Company used approximately $25 million of the proceeds from the issuance of the Notes to enter into a convertible note hedge and written call options on its common stock to reduce the exposure to dilution from the conversion of the Notes.

Holders of the Notes are entitled to exercise conversion rights if the closing price of the Company’s common stock exceeds 120% of the Notes conversion price for at least 20 trading days out of the last 30 trading days in any calendar quarter. During the calendar quarter ended December 31, 2006 this criterion was met, and the Company gave notice on January 3, 2007 that the holders of the Notes may convert them into shares of the Company’s common stock until March 30, 2007 in accordance with, and subject to, the terms of the Notes indenture. To date, no holders of the Notes have converted their Notes into the Company’s common stock.

The Notes indenture provides that the Company may settle any conversion with any combination of shares of the Company’s common stock or cash. For purposes of determining the impact on the Company’s diluted earnings per share computation, the Company has the ability and intends to settle the principal amount of any Notes conversion in cash with any excess value being settled with shares. Based on the cash-settlement assumption, combined with the impact of the sold call options, the Company has determined that approximately 10.73 million shares will be added to the Company’s weighted average number of common shares outstanding for the fiscal fourth quarter ended February 3, 2007 for purposes of calculating diluted earnings per share. For the fiscal year ended February 3, 2007 approximately 2.68 million shares (or one-fourth of the fourth quarter total) will be added to the weighted average number of common shares outstanding for the purposes of calculating diluted earnings per share.

Additionally, since the holders of the Notes may now exercise conversion rights, the Notes will be classified within the “current portion of long-term debt” on the Company’s February 3, 2007 balance sheet.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: February 15, 2007	/s/ Kevin G. Wills
Kevin G. Wills
Executive Vice President of Finance And Chief Accounting Officer